STEMCELLS, INC. REPORTS THIRD QUARTER 2014 FINANCIAL AND OPERATING RESULTS
AND PROVIDES BUSINESS UPDATE

StemCells, Inc. to Host Investor and Analyst Event in New York, November 20, 2014

NEWARK, CA, November 5, 2014 (GLOBE NEWSWIRE) — StemCells, Inc. (NASDAQ: STEM), which pioneered the discovery and development of HuCNS-SC® cells, a proprietary population of highly purified, expandable human neural stem cells and is leading the development of cell based therapies for the treatment of disorders of the central nervous system, today reported financial results for the third quarter ended September 30, 2014.

The Company will host its first investor and analyst event November 20, from 12:00 to 2:30 pm EST, to provide updates on the ongoing Phase I/II clinical programs in dry age related macular degeneration (AMD) and spinal cord injury. Management will also provide updates and insights into the follow-on Phase II studies in both of these indications, including the recently initiated Pathway® Study in cervical spinal cord injury. Given the timing of this event, the Company will not hold a quarterly earnings call in November.

Recent Highlights:

•	In July 2014, we appointed Alan Trounson, Ph.D. to our Board of Directors. Dr. Trounson most recently served as president of the California Institute for Regenerative Medicine (CIRM). His background includes groundbreaking academic research in both in-vitro fertilization and stem cell science, and experience as a founder of a number of successful businesses, including the Australian Stem Cell Center. Dr. Trounson has also held several Australian government appointments, including director of the Australian Special Research Council, and has served as a member of the Prime Minister’s Science, Engineering and Innovation council working group.

•	In July 2014, we raised gross proceeds of $20,000,000 through the sale of 11,299,435 units to two institutional biotechnology investors, at an offering price of $1.77 per unit. Each unit consists of one share of our common stock and a warrant to purchase 0.85 of a share of our common stock. The warrants are non-transferable and will expire thirteen months from the date of issuance.

•	In October 2014, we initiated our Pathway® Study, a Phase II multicenter proof of concept clinical trial using our proprietary HuCNS-SC cells for the treatment of cervical spinal cord injury. The Pathway Study is the first clinical study designed to evaluate both the safety and efficacy of transplanting stem cells into patients with traumatic injury to the cervical spinal cord. The trial will be conducted as a randomized, controlled, single-blind study and efficacy will be primarily measured by assessing motor function according to the International Standards for Neurological Classification of Spinal Cord Injury (ISNCSCI). The primary efficacy outcome will focus on change in upper extremity strength as measured in the hands, arms and shoulders. The trial will follow the patients for one year from the time of enrollment.

•	Joel Naor, M.D., M.B.A., M.Sc., vice president, clinical development, ophthalmology, presented on the Company’s dry age related macular degeneration program at the “Targeting Ocular Disorders” conference held in Boston on October 6 and 7. The conference highlighted the latest clinical results and novel and emerging targets for programs targeting ophthalmic treatments.

•	Martin McGlynn, president and CEO StemCells, Inc. presented a corporate overview and business outlook at the Stem Cell Meeting on the Mesa. The conference, held October 7-9 in La Jolla, CA, is a three-day event bringing together senior executives and top decision-makers in the regenerative medicine and advanced therapies industry with the scientific community to advance cutting-edge research into cures. A replay of the presentation is available at http://stemcellmeetingonthemesa.com/webcast/.

•	Ann Tsukamoto Ph.D., executive vice president, scientific and strategic alliances, presented an overview on the Company’s. Inc. science and clinical programs at the inaugural Bridging Biomedical Worlds conference entitled “Turning Obstacles into Opportunities for Stem Cell Therapy,” held in Beijing, China, on October 13-15. The conference was co-organized by Foundation IPSEN, AAAS/Science and AAAS/Science Translational Medicine, in association with Fred Gage (Salk Institute for Biological Studies) and Qi Zhou (Institute of Zoology, Chinese Academy of Sciences).

•	Martin McGlynn, was interviewed by National Public Radio’s Moira Gunn for BioTech Nation and a segment entitled, “Stem cell treatments begin to show promise”. Martin provided details on the Company’s two ongoing clinical trials, one in spinal cord injury and the other for dry age related macular degeneration (AMD). A replay of that interview is available at http://biotechnation.podomatic.com/entry/2014-10-15T12 19 40-07 00.

•	Stephen Huhn, M.D., F.A.C.S., F.A.A.P., vice president, CNS clinical research and chief medical officer, presented an overview of the Company’s science and clinical programs at the 2014 Congress of Neurological Surgeons conference, a full day symposium on neuro-medicine offering a glimpse into the game changing technologies in this dynamic industry. The conference was held on October 19 in Boston, MA.

Third Quarter Financial Results (Highlights/Summary)

The Company reported a net loss of approximately $2,757,000, or $(0.04) per share for the quarter, compared with a net loss of approximately $7,192,000, or $(0.17) per share, for the third quarter of 2013.

Total revenue for the quarter was approximately $269,000, compared to approximately $325,000 for the same period of 2013. The decrease of 17% from 2013 to 2014 was primarily due to lower revenue from SC Proven® product sales in the third quarter of 2014.

Total operating expenses for the quarter were approximately $6,728,000, slightly lower when compared to approximately $6,895,000 for the same period in 2013.

Other income, net in the quarter was approximately $3,760,000, compared to other expense, net of approximately $536,000 in the third quarter of 2013. The change from 2013 to 2014 was primarily due to non-cash income related to changes in the estimated fair value of our warrant liability. The changes in the estimated fair value of our warrant liability is driven by changes in our stock price and have no cash impact on our working capital, liquidity or business operations.

For the quarter the Company had a net cash usage of approximately $6,000,000 which included the receipt of approximately $1,955,000 million from the California Institute for Regenerative Medicine (CIRM). At September 30, 2014, cash and cash equivalents totaled approximately $32,213,000.

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development, and commercialization of cell-based therapeutics and tools for use in stem cell-based research and drug discovery. The Company’s platform technology, HuCNS-SC® cells (purified human neural stem cells), are currently in development as a potential treatment for a broad range of central nervous system disorders. In a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, the Company has shown preliminary evidence of progressive and durable donor-derived myelination in all four patients transplanted with HuCNS-SC cells. The Company is conducting a Phase I/II clinical trial in chronic spinal cord injury in Switzerland, Canada and the United States, and has reported positive interim data for the first eight patients. The Company is also pursuing a Phase II multicenter proof of concept clinical trial for the treatment of cervical spinal cord injury titled the Pathway® Study. This is the first clinical study designed to evaluate both the safety and efficacy of transplanting stem cells into patients with traumatic injury to the cervical spinal cord. The Company is also conducting a Phase I/II clinical trial in dry age-related macular degeneration (AMD) in the United States and has reported positive interim data on the first seven patients. In addition, the Company is pursuing preclinical studies in Alzheimer’s disease, with support from the California Institute for Regenerative Medicine (CIRM).  StemCells also markets stem cell research products, including media and reagents, under the SC Proven® brand. Further information about StemCells is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and in its subsequent reports on Forms 10-Q and 8-K.

CONTACT:
Greg Schiffman StemCells, Inc. Chief Financial Officer (510) 456-4128	Andrea Flynn Russo Partners (646) 942-5631

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StemCells, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three months ended		Nine months ended
	September 30		September 30
	2014	2013	2014	2013
Revenue:
Revenue from licensing agreements, grants and other	$98	$53	$145	$160
Revenue from product sales	171	272	706	731

Total revenue	269	325	851	891
Cost of product sales	58	86	223	230

Gross profit	211	239	628	661

Operating expenses:
Research and development	4,657	5,184	15,654	14,553
Selling, general and administrative	2,071	1,711	6,495	5,180
Wind-down expenses	—	—	—	62

Total operating expenses	6,728	6,895	22,149	19,795

Loss from operations	(6,517)	(6,656)	(21,521)	(19,134)

Other income (expense):
Change in fair value of warrant liability	4,076	(144)	95	426
Interest expense, net	(309)	(382)	(1,029)	(776)
Other income (expense), net	(7)	(10)	(38)	8

Total other income (expense), net	3,760	(536)	(972)	(342)

Net loss	$(2,757)	$(7,192)	$(22,493)	$(19,476)

Basic and diluted net loss per share	$(0.04)	$(0.17)	$(0.38)	$(0.49)

Shares used to compute basic and diluted loss per share	66,535,000	41,402,717	59,224,989	39,787,527

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StemCells, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2014	December 31, 2013
	(unaudited)	(unaudited)
ASSETS:
Current Assets:
Cash & cash equivalents	$32,213	$30,585
Other current assets	1,349	1,255

Total current assets	33,562	31,840

Property, plant and equipment, net	5,126	5,305
Goodwill and other intangible assets, net	3,678	3,975
Other assets, non-current	404	437

Total assets	$42,770	$41,557

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable and accrued expenses	$3,828	$5,220
Loan payable net of discount, current	3,919	3,664
Other current liabilities	122	248

Total current liabilities	7,829	9,132
Fair value of warrant liability	4,012	5,542
Loan payable net of discount, non-current	12,049	9,245
Other non-current liabilities	3,095	2,684
Stockholders’ equity	15,745	14,954

Total liabilities and stockholders’ equity	$42,770	$41,557

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